Exhibit 5.1

Quantum Cyber N.V.	Atrium | Parnassusweg 737
200 Connecticut Ave., Suite 400,	NL-1077 DG Amsterdam
CT06854, Norwalk	Postbus 94700
United States of America	NL-1090 GS Amsterdam

Bank account (Stichting Derdengelden)
Iban: NL31 RABO 0103 3545 49
Swift/bic: RABONL2U

Subject:	Quantum Cyber N.V. / Legal Opinion	9 October 2026

Dear Madam/Sir,

We have acted as Dutch legal counsel to Quantum Cyber N.V. of Amsterdam, the Netherlands (the “Company”) in respect of certain matters of Dutch law in connection with the registration statement on Form S-3 (File No. 333-296480) filed by the Company with the U.S. Securities and Exchange Commission on 4 June 2026 under the U.S. Securities Act of 1933, as amended, and declared effective on 15 June 2026 (the “Registration Statement”), the base prospectus included therein (the “Base Prospectus”) and the prospectus supplement relating to the Registration Shares filed on or around the date hereof. (the “Prospectus Supplement”).

The Prospectus Supplement covers the offering of ordinary shares in the capital of the Company to investors up to an offering price of $100,000,000 (the “Registration Shares”).

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 84/2020 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.

CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.

CMS offices and associated offices: Aberdeen, Abu Dhabi, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Beirut, Belgrade, Bergen, Berlin, Bogotá, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dubai, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Mexico City, Milan, Mombasa, Monaco, Munich, Muscat, Nairobi, Oslo, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Rome, Santiago de Chile, Sarajevo, Shanghai, Sheffield, Singapore, Skopje, Sofia, Stavanger, Strasbourg, Stuttgart, Tirana, Vienna, Warsaw, Zagreb and Zurich.

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)	an electronically received copy of an extract relative to the Company, dated 9 October 2026 (the “Extract”) from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”).

(b)	an official copy (afschrift) of the notarial deed of incorporation (akte van oprichting) of the Company, dated 8 March 2021 (the “Deed of Incorporation”);

(c)	an official copy of the notarial deed of conversion, dated 9 November 2021 (the “Deed of Conversion”);

(d)	an official copy of the notarial deed of amendment of the articles of association of the Company, dated 1 July 2026, (the “Deed of Amendment”), containing the articles of association of the Company as of such date (the “Articles of Association”);

(e)	a written resolution of the board (het bestuur) of the Company, dated 9 October 2026, (the “Board Resolution”); and

(f)	minutes of the general meeting (algemene vergadering) of the Company, held on 29 June 2026 (the “Shareholders Resolution”).

We do not express any opinion in respect of the Prospectus Supplement.

In connection with such examination and for the purpose of the opinion expressed herein we have assumed:

(i)	that at the time of the issuances of the Registration Shares, the Company’s authorized capital will be sufficient to allow for the issuances;

(ii)	that the Registration Shares will be offered, subscribed for, issued and accepted by the investors in accordance with all applicable laws (including for the avoidance of doubt, Dutch law);

(iii)	that the Registration Shares will be validly paid up at the time of the issuances;

(iv)	that the Registration Shares will be issued in the form and manner prescribed by the articles of association at the time of the issuances;

(v)	that the Company will duly sign a deed of issue to implement each issuance of Registration Shares;

(vi)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(vii)	each signature on each document is the original or electronic (as relevant) signature of the relevant stated person;

(viii)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

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(ix)	that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the issuance of the Registration Shares have been or will be duly obtained or made, as the case may be;

(x)	that the Articles of Association are in full force and effect as at the date hereof, it being hereby confirmed that on the face of the Articles of Association it does not appear that the Articles of Association are not in full force and effect as at the date hereof;

(xi)	that the Board Resolution, the Shareholders’ Resolution and the declarations and resolutions reflected therein are in full force and effect as at the date hereof and will be in full force and effect at the time of the issuance of the Registration Shares and that none of these resolutions will be withdrawn or restated and that no resolutions have been or will be adopted to amend the contents of these resolutions;

(xii)	that the Deed of Incorporation, the Deed of Conversion and the Deed of Amendment are valid notarial deeds (notariële aktes), that the content thereof is correct and complete, it being hereby confirmed that on the face of the Deed of Incorporation, the Deed of Conversion and the Deed of Amendment it does not appear that these deeds are not valid notarial deeds;

(xiii)	that the Articles of Association are in full force and effect at the date hereof, it being hereby confirmed that on the face of the Articles of Association and the Extract it does not appear that the Articles of Association are not in full force and effect as at the date hereof;

(xiv)	that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xv)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

(xvi)	that, at the time of the issuances of the Registration Shares, the Company, and the investors are:

a)	not included on the consolidated list of persons, groups and entities subject to EU financial sanctions;

b)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/262 and Council Decision (CFSP) 2022/264, issued by the Council of the European Union on 23 February 2022, in view of Russia’s actions destabilising the situation in Ukraine;

c)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/334 and Council Decision (CFSP) 2022/335, issued by the Council of the European Union on 28 February 2022, in view of Russia’s actions destabilising the situation in Ukraine;

d)	not subject to the restrictive measures deriving from Council Regulation (EU) 2022/428 and Council Decision (CFSP) 2022/430, issued by the Council of the European Union on 15 March 2022, in view of Russia’s actions destabilising the situation in Ukraine; and

e)	not subject to any other restrictive measures issued by the Council of the European Union, in view of Russia’s actions destabilising the situation in Ukraine;

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(xvii)	that, at the date hereof, the directors of the Company are not subject to a director’s disqualification (civielrechtelijk bestuursverbod) under Dutch law, which assumption is supported by the confirmations of the directors of the Company in the Board Resolution; and

(xviii)	that the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), subjected to emergency regulations (noodregeling) as provided for in the Financial Supervision Act (Wet op het Financieel Toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 amending Regulation (EU) 2015/848 on insolvency proceedings to replace its Annexes A and B, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets.

We express no opinion as to any law other than Dutch law in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. In this opinion “the Netherlands” means the European part of the Kingdom of the Netherlands and Dutch law means the law directly applicable in the Netherlands. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law, or the laws of the European Communities, to the extent not or not fully implemented in Dutch law.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under Dutch law and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

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When issued, the Registration Shares will have been validly issued, fully paid and will be non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)	The opinion expressed above may be affected or limited by any applicable bankruptcy, insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payment and other or similar laws now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(B)	A power of attorney (volmacht) or mandate (lastgeving) granted or issued by the Company will terminate by force of law and without any notice being required upon bankruptcy of the Company and will become ineffective upon a suspension of payments (surséance van betaling) being granted to the Company.

(C)	A court applying the laws of the Netherlands may: (i) at the request of any party to an agreement change the effect of an arrangement or dissolve it in whole or in part in the event of unforeseen circumstances (onvoorziene omstandigheden) of such nature that do not, according the standards of reasonableness and fairness, justify the other party to expect the agreement to be maintained unchanged; (ii) limit any claim for damages or penalties on the basis that such claim is deemed excessive by the court; and (iii) refuse to give effect to any provisions for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before such court or tribunal or where such court or tribunal has itself made an order for costs.

(D)	The opinion expressed above may be limited or affected by:

(i)	claims based on tort (onrechtmatige daad);

(ii)	in relation to the issuance of the Registration Shares, including but not limited to an issuance below market value, the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

(E)	If a party is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervision Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

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(F)	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Registration Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Registration Share.

This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Prospectus Supplement to be submitted by the Company on or around the date hereof, to which filing we consent under the express condition that:

(i)	we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933;

(ii)	any issues of interpretation or liability arising under this legal opinion will be governed exclusively by the laws of the Netherlands and be brought exclusively before a Dutch court;

(i)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter. Subject to its terms, our insurance policy provides for a maximum insured amount of EUR 100,000,000;

(iii)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(iv)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

/s/ CMS Derks Star Busmann N.V.
CMS Derks Star Busmann N.V.

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